                                                                     Exhibit 4.1

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                              AMENDED AND RESTATED
                                ECONOPHONE, INC.
                          1996 FLEXIBLE INCENTIVE PLAN

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

                                TABLE OF CONTENTS

                                                                            PAGE

ARTICLE 1   ESTABLISHMENT AND PURPOSE..........................................1

         1.1   Establishment and Effective Date................................1
         1.2   Purpose1

ARTICLE 2   AWARDS.............................................................1

         2.1   Form of Awards..................................................1
         2.2   Maximum Shares Available........................................1
         2.3   Return of Prior Awards..........................................2

ARTICLE 3   ADMINISTRATION.....................................................2

         3.1   Committee.......................................................2
         3.2   Powers of the Committee.........................................2
         3.3   Delegation......................................................3
         3.4   Interpretations.................................................3
         3.5   Liability; Indemnification......................................3

ARTICLE 4   ELIGIBILITY........................................................3


ARTICLE 5   STOCK OPTIONS......................................................4

         5.1   Grant of Options................................................4
         5.2   Designation as Non-qualified Stock Option or
                  Incentive Stock Option.......................................4
         5.3   Option Price....................................................4
         5.4   Limitation on Amount of Incentive Stock Options.................4
         5.5   Limitation on Time of Grant.....................................5
         5.6   Exercise and Payment............................................5
         5.7   Term............................................................5
         5.8   Rights as a Stockholder.........................................5
         5.9   General Restrictions............................................6
         5.10  Cancellation of Stock Appreciation Rights.......................6

ARTICLE 6   STOCK APPRECIATION RIGHTS..........................................6

         6.1   Grants of Stock Appreciation Rights.............................6
         6.2   Limitations on Exercise.........................................6
         6.3   Surrender or Exchange of Tandem Stock Appreciation Rights.......7
         6.4   Exercise of Nontandem Stock Appreciation Rights.................7
         6.5   Settlement of Stock Appreciation Rights.........................7
         6.6   Cash Settlement.................................................7

ARTICLE 7   NONTRANSFERABILITY OF OPTIONS AND STOCK APPRECIATION RIGHTS........7


ARTICLE 8   EFFECT OF TERMINATION OF EMPLOYMENT, DISABILITY, RETIREMENT,
                      DEATH OR CHANGE IN CONTROL...............................8

         8.1   General Rule....................................................8
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         8.2   Disability or Retirement........................................9
         8.3   Death...........................................................9
         8.4   Change in Control..............................................10
         8.5   Termination of Unvested Options................................10

ARTICLE 9   RESTRICTED SHARES.................................................10

         9.1   Grant or Sale of Restricted Shares.............................10
         9.2   Restrictions...................................................10
         9.3   Restricted Stock Certificates..................................11
         9.4   Rights of Holders of Restricted Shares.........................11
         9.5   Forfeiture; Repurchase.........................................11
         9.6   Delivery of Restricted Shares..................................11

ARTICLE 10   UNRESTRICTED SHARES..............................................12

         10.1   Grant or Sale of Unrestricted Shares..........................12
         10.2   Delivery of Unrestricted Shares...............................12

ARTICLE 11   TAX OFFSET PAYMENTS..............................................12


ARTICLE 12   ADJUSTMENT UPON CHANGES IN CAPITALIZATION........................12


ARTICLE 13   AMENDMENT AND TERMINATION........................................13


ARTICLE 14   WRITTEN AGREEMENT................................................13


ARTICLE 15   MISCELLANEOUS PROVISIONS.........................................13

         15.1   Tax Withholding...............................................13
         15.2   Compliance With Section 16(b).................................13
         15.3   Successors....................................................14
         15.4   General Creditor Status.......................................14
         15.5   No Right to Employment........................................14
         15.6   Notices.......................................................14
         15.7   Severability..................................................14
         15.8   Governing Law.................................................14


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

                              AMENDED AND RESTATED
                                ECONOPHONE, INC.
                          1996 FLEXIBLE INCENTIVE PLAN

                      ARTICLE 1. ESTABLISHMENT AND PURPOSE

                  1.1 ESTABLISHMENT AND EFFECTIVE DATE. Econophone, Inc., a New York corporation (the "Corporation"), hereby establishes a stock option plan to be known as the "Econophone, Inc. 1996 Flexible Incentive Plan" (the "Plan"). The Plan shall become effective as of October 31, 1996, subject to the approval of the stockholders of the Corporation. In the event that such stockholder approval is not obtained, any awards made hereunder shall be cancelled and all rights of employees and consultants with respect to such awards shall thereupon cease. Upon approval of the Plan by the Board of Directors of the Corporation (the "Board"), any awards may be made by the Board or a committee of the Board duly authorized to administer the Plan, as provided herein.

                  1.2 PURPOSE The purpose of the Plan is to encourage and enable key employees and consultants (subject to such requirements as may be prescribed by the Committee) of the Corporation and its subsidiaries to acquire a proprietary interest in the Corporation through the ownership of the Corporation's voting common stock ("Common Stock"), and other rights with respect to the Common Stock. Such ownership will provide such employees and consultants with a more direct stake in the future welfare of the Corporation and encourage them to remain with the Corporation and its subsidiaries. It is also expected that the Plan will encourage qualified persons to seek and accept employment with the Corporation and its subsidiaries.

                                ARTICLE 2 AWARDS

                  2.1 FORM OF AWARDS. Awards under the Plan may be granted in any one or all of the following forms: (i) incentive stock options ("Incentive Stock Options") meeting the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"); (ii) non-qualified stock options ("Non-qualified Stock Options") (unless otherwise indicated, references in the Plan to "Options" shall include both Incentive Stock Options and Non-qualified Stock Options); (iii) stock appreciation rights ("Stock Appreciation Rights"), as described in Article 6 hereof, which may be awarded either in tandem with Options ("Tandem Stock Appreciation Rights") or on a stand-alone basis ("Nontandem Stock Appreciation Rights"); (iv) shares of Common Stock which are subject to vesting requirements as provided in Article 9 hereof ("Restricted Shares"); (v) shares of Common Stock that are not subject to any vesting requirements ("Unrestricted Shares"); and (vi) tax offset payments ("Tax Offset Payments"), as described in Article 11 hereof.

                  2.2 MAXIMUM SHARES AVAILABLE. The maximum aggregate number of shares of Common Stock available for award under the Plan is 4,000,000, subject to adjustment pursuant to Article 12 hereof. Shares of Common Stock issued pursuant to the Plan may be either authorized but unissued shares or issued shares reacquired by the Corporation. In the event that prior to the end of the period during which Options may be granted under the Plan, any Option or any Nontandem Stock Appreciation Rights under the Plan expires unexercised or is terminated, surrendered or cancelled (other than in connection with the exercise of Stock


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

Appreciation Rights) without being exercised in whole or in part for any reason, or any Restricted Shares are forfeited, or if such awards are settled in cash in lieu of shares of Common Stock, then such shares shall be available for subsequent awards under the Plan, upon such terms as the Committee may determine.

                  2.3 RETURN OF PRIOR AWARDS. As a condition to any subsequent award, the Committee shall have the right, in its sole discretion, to require employees to return to the Corporation awards previously granted under the Plan. Subject to the provisions of the Plan, such new award shall be upon such terms and conditions as are specified by the Committee at the time the new award is granted.

                            ARTICLE 3 ADMINISTRATION

                  3.1 COMMITTEE. Awards shall be determined, and the Plan shall be administered, by the Board or a committee of the Board duly authorized to administer the Plan (the "Committee"); PROVIDED, HOWEVER, that from and after the consummation of the initial public offering of the Common Stock and so long as the Plan shall be required to comply with Rule 16b-3 ("Rule 16b-3") promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended (the "1934 Act"), in order to permit transactions pursuant to the plan by officers and directors of the Corporation to be exempt from the provisions of Section 16(b) of the 1934 Act, each member of the Committee, at the effective date of his appointment to the Committee, shall be a "non-employee director," as that term is defined in Rule 16b-3, as in effect from time to time.

                  3.2 POWERS OF THE COMMITTEE. Subject to the express provisions of the Plan, the Committee at any time or, prior to the designation of the Committee, the Board, shall have the power and authority (i) to grant Options and to determine the purchase price of the Common Stock covered by each Option, the term of each Option, the number of shares of Common Stock to be covered by each Option, the time or times at which each Option shall become exercisable and the duration of the exercise period applicable to each Option; (ii) to designate Options as Incentive Stock Options or Non-qualified Stock Options and to determine which Options, if any, shall be accompanied by Tandem Stock Appreciation Rights, (iii) to grant Tandem Stock Appreciation Rights and Nontandem Stock Appreciation Rights and to determine the terms and conditions of such rights; (iv) to grant or cause to be sold Restricted Shares and to determine the purchase price, if any, of such shares and the vesting period and other conditions and restrictions applicable to such shares; (v) to grant or cause to be sold Unrestricted Shares and to determine the purchase price, if any, of such shares; (vi) to determine the amount of, and to make, Tax Offset Payments; (vii) to determine the directors, the employees and the Consultants to whom, and the time or times at which, Options, Stock Appreciation Rights, Restricted Shares, Unrestricted Shares and Tax Offset Payments shall be granted or made; and (viii) to take all other actions contemplated to be taken by the Board or the Committee under the Plan, including, but not limited to, authorizing the amendment of any written agreement relating to any award made thereunder. Without limiting the foregoing, in the event of a merger, consolidation, combination, exchange of shares, separation, spin-off, reorganization, liquidation or other similar transaction, the Board may, in its sole discretion, accelerate the lapse of Restricted Periods and other vesting periods and waiting periods and extend exercise periods applicable to any award made under the Plan.


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

                  3.3 DELEGATION. The Board or the Committee, as the case may be, may delegate to one or more of its members or to any other person or persons such ministerial duties as it may deem advisable; PROVIDED, HOWEVER, that the Committee may not delegate any of its responsibilities hereunder if such delegation would cause the Plan or the grant of any Award hereunder to fail to qualify for exemption under Rule 16b-3. The Board and the Committee may also employ attorneys, consultants, accountants or other professional advisors and shall be entitled to rely upon the advice, opinions or valuations of any such advisors.

                  3.4 INTERPRETATIONS. The Board shall have sole discretionary authority to interpret the terms of the Plan, to adopt and revise rules, regulations and policies to administer the Plan and to make any other factual determinations which it believes to be necessary or advisable for the administration of the Plan. All actions taken and interpretations and determinations made by the Board in good faith shall be final and binding upon the Corporation, all directors, employees and consultants who have received awards under the Plan and all other interested persons.

                  3.5 LIABILITY; INDEMNIFICATION. No member of the Board, nor any person to whom ministerial duties have been delegated, shall be personally liable for any action, interpretation or determination made with respect to the Plan or awards made thereunder, and each member of the Board shall be fully indemnified and protected by the Corporation with respect to any liability he or she may incur with respect to any such action, interpretation or determination, to the extent permitted by applicable law and to the extent provided in the Corporation's Certificate of Incorporation and Bylaws, as amended from time to time, or under any agreement between any such member and the Corporation.

                              ARTICLE 4 ELIGIBILITY

                  Awards may be made to all directors, employees and consultants of the Corporation or any of its subsidiaries (subject to such requirements as may be prescribed by the Committee). In determining the directors, employees and consultants to whom awards shall be granted and the number of shares to be covered by each award, the Board shall take into account the nature of the services rendered by such directors, employees and consultants, their present and potential contributions to the success of the Corporation and its subsidiaries and such other factors as the Board in its sole discretion shall deem relevant.

                  Notwithstanding the foregoing, only employees of the Corporation and any present or future corporation which is or may be a "subsidiary corporation" of the Corporation (as such term is defined in Section 424 (f) of the Code) shall be eligible to receive Incentive Stock Options.

                             ARTICLE 5 STOCK OPTIONS

                  5.1 GRANT OF OPTIONS. Options may be granted under the Plan for the purchase of shares of Common Stock. Options shall be granted in such form and upon such terms and conditions, including the satisfaction of corporate or individual performance objectives and other vesting standards, as the Committee shall from time to time determine.

                  5.2 DESIGNATION AS NON-QUALIFIED STOCK OPTION OR INCENTIVE STOCK OPTION. In connection with any grant of Options, the Board shall designate in the


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

written agreement required pursuant to Article 14 hereof whether the Options granted shall be Incentive Stock Options or Non-qualified Stock Options, or in the case both are granted, the number of shares of each.

                  5.3 OPTION PRICE. The purchase price per share under each Incentive Stock Option shall be the Market Price (as hereinafter defined) of the Common Stock on the date the Incentive Stock Option is granted. The purchase price per share under each Non-qualified Stock Option shall be determined by the Committee. In no case, however, shall the purchase price per share of either an Incentive Stock Option or Non-qualified Stock Option be less than the par value of the Common Stock ($0.01). In the case of an Incentive Stock Option granted to an employee owning (actually or constructively under Section 424(d) of the Code), more than 10% of the total combined voting power of all classes of stock of the Corporation or of a subsidiary (a "10% Stockholder"), the option price shall not be less than 110% of the Market Price of the Common Stock on the date of grant.

                  The "Market Price" of the Common Stock on any day shall be determined as follows: (i) if the Common Stock is listed on a national securities exchange or quoted through the NASDAQ National Market System, the Market Price on any day shall be the average of the closing price for the preceding 45 days of either (x) the average of the closing bid and asked prices reported on the Consolidated Trading listing for each day or (y) the closing price reported on the Consolidated Trading listing for such day; (ii) if the Common Stock is quoted on the NASDAQ interdealer quotation system, the Market Price on any day shall be the average for the preceding 45 days of the average of the representative bid and asked prices at the close of business for each day; (iii) if the Common Stock is not listed on a national stock exchange or quoted on NASDAQ, the Market Price on any day shall be the average for the preceding 45 days of the average of the high bid and low asked prices reported by the National Quotation Bureau, Inc. for each day; or (iv) if the Common Stock is not registered under Section 12 of the Securities Act of 1933, as amended, the Market Price on any day shall be the fair market value of the Common Stock as determined by the Board. In no event shall the Market Price of a share of Common Stock subject to an Incentive Stock Option be less than the fair market value as determined for purposes of Section 422(b)(4) of the Code.

                  The Option price so determined shall also be applicable in connection with the exercise of any Tandem Stock Appreciation Rights granted with respect to such Option.

                  5.4 LIMITATION ON AMOUNT OF INCENTIVE STOCK OPTIONS. In the case of Incentive Stock Options, the aggregate Market Price (determined at the time the Incentive Stock Option is granted) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any optionee during any calendar year (under all plans of the Corporation and any subsidiary) shall not exceed $100,000.

                  5.5 LIMITATION ON TIME OF GRANT. No grant of an Incentive Stock Option shall be made under the Plan more than ten (10) years after the date the Plan is approved by the stockholders of the Corporation.

                  5.6 EXERCISE AND PAYMENT. Options may be exercised in whole or in part. Common Stock purchased upon the exercise of Options shall be paid for at the time of purchase. Such payment shall be made in cash or, in the sole discretion of the Board, through delivery of shares of Common Stock, installment payments under the optionee's promissory note or a combination of cash, Common Stock and/or installment payments, in accordance with procedures to be established by the Board. Any shares so delivered shall be valued at their Market Price on the date of exercise. Upon receipt of a notice of exercise and payment in accordance with procedures to be established by the Board, the Corporation or its agent shall deliver to the person exercising the Option (or his or her designee) a certificate for such shares.

                  The Board in its sole discretion may, on an individual basis or pursuant to a general program established by the Board in connection with the Plan, lend money to an optionee to exercise all or a portion of an Option granted hereunder. If the exercise price is paid in whole or part with an optionee's promissory note, such note shall (i) provide for full recourse to the maker, (ii) be collateralized by the pledge of the shares of Common Stock that the optionee purchases upon exercise of such Option, (iii) bear interest at a rate no less than the applicable Federal rate (within the meaning of Section 1274 of the Code), and (iv) contain such other terms as the Board in its sole discretion shall require. In the event that payment for exercised Options is made through the delivery of shares of Common Stock, the Board, in accordance with procedures established by the Board, may grant Non-qualified Stock Options ("Restoration Options") to the person exercising the Option for the purchase of a number of shares equal to the number of shares of Common Stock delivered to the Corporation in connection with the payment of the exercise price of the Option and the payment of or surrender of shares for any withholding taxes due upon such exercise. The purchase price per share under each Restoration Option shall be the Market Price of the Common Stock on the date the Restoration Option is granted.

                  5.7 TERM. The term of each Option granted hereunder shall be determined by the Board; PROVIDED, HOWEVER, that, notwithstanding any other provision of the Plan, in no event shall an Incentive Stock Option be exercisable after ten (10) years from the date it is granted, or in the case of an Incentive Stock Option granted to a 10% Stockholder, five (5) years from the date it is granted.

                  5.8 RIGHTS AS A STOCKHOLDER. A recipient of Options shall have no rights as a stockholder with respect to any shares issuable or transferable upon exercise thereof until the date a stock certificate representing such shares is issued to such recipient. Except as otherwise expressly provided in the Plan or by the Board, no adjustment shall be made for cash dividends or other rights for which the record date is prior to the date such stock certificate is issued.

                  5.9 GENERAL RESTRICTIONS. Each Option granted under the Plan shall be subject to the requirement that, if at any time the Board shall determine, in its sole discretion, that the listing, registration or qualification of the shares issuable or transferable upon exercise thereof upon any securities exchange or under any state or Federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Option or the issue, transfer, or purchase of shares thereunder, such Option may not be exercised in whole or in part unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Board.

                  The Board or the Committee may, in connection with the granting of any Option, require the individual to whom the Option is to be granted to enter into an agreement with the Corporation stating that as a condition precedent to each exercise of the Option, in whole or in part, such individual shall if then required by the Corporation represent to the Corporation in writing that such exercise is for investment only and not with a view to distribution, and also setting forth such other terms and conditions as the Board or the Committee may prescribe.

                  5.10 CANCELLATION OF STOCK APPRECIATION RIGHTS. Upon exercise of all or a portion of an Option, the related Tandem Stock Appreciation Rights shall be cancelled with respect to an equal number of shares of Common Stock.

                       ARTICLE 6 STOCK APPRECIATION RIGHTS

                  6.1 GRANTS OF STOCK APPRECIATION RIGHTS. Tandem Stock Appreciation Rights may be awarded by the Board in connection with any Option granted under the Plan, either at the time the Option is granted or thereafter at any time prior to the exercise, termination or expiration of the Option. Nontandem Stock Appreciation Rights may also be granted by the Board at any time. At the time of grant of Nontandem Stock Appreciation Rights, the Committee shall specify the number of shares of Common Stock covered by such right and the base price of shares of Common Stock to be used in connection with the calculation described in Section 6.4 below. The base price of any Nontandem Stock Appreciation Rights shall be not less than 100% of the Market Price of a share of Common Stock on the date of grant. Stock Appreciation Rights shall be subject to such terms and conditions not inconsistent with the other provisions of the Plan as the Board shall determine.

                  6.2 LIMITATIONS ON EXERCISE. Tandem Stock Appreciation Rights shall be exercisable only to the extent that the related Option is exercisable and shall be exercisable only for such period as the Board may determine (which period may expire prior to the expiration date of the related Option). Upon the exercise of all or a portion of Tandem Stock Appreciation Rights, the related Option shall be cancelled with respect to an equal number of shares of Common Stock. Shares of Common Stock subject to Options, or portions thereof, surrendered upon exercise of Tandem Stock Appreciation Rights shall not be available for subsequent awards under the Plan. Nontandem Stock Appreciation Rights shall be exercisable during such period as the Committee shall determine.

                  6.3 SURRENDER OR EXCHANGE OF TANDEM STOCK APPRECIATION RIGHTS. Tandem Stock Appreciation Rights shall entitle the recipient to surrender to the Corporation unexercised the related Option, or any portion thereof, and to receive from the Corporation in exchange therefor that number of shares of Common Stock having an aggregate Market Price equal to (A) the excess of (i) the Market Price of one (1) share of Common Stock as of the date the Tandem Stock Appreciation Rights are exercised over (ii) the option price per share specified in such Option, multiplied by (B) the number of shares of Common Stock subject to the Option, or portion thereof, which is surrendered. Cash shall be delivered in lieu of any fractional shares.

                  6.4 EXERCISE OF NONTANDEM STOCK APPRECIATION RIGHTS. The exercise of Nontandem Stock Appreciation Rights shall entitle the recipient to receive from the Corporation that number of shares of Common Stock having an aggregate Market Price equal to (A) the excess of (i) the Market Price of one
(1) share of Common Stock as of the date on which the Nontandem Stock Appreciation Rights are exercised over (ii) the base price of the shares covered by the Nontandem Stock Appreciation Rights, multiplied by (B) the number of shares of Common Stock covered by the

Nontandem Stock Appreciation Rights, or the portion thereof being exercised. Cash shall be delivered in lieu of any fractional shares.

                  6.5 SETTLEMENT OF STOCK APPRECIATION RIGHTS. As soon as is reasonably practicable after the exercise of any Stock Appreciation Rights, the Corporation shall (i) issue, in the name of the recipient, stock certificates representing the total number of full shares of Common Stock to which the recipient is entitled pursuant to Section 6.3 or 6.4 hereof and cash in an amount equal to the Market Price, as of the date of exercise, of any resulting fractional shares, and (ii) if the Committee causes the Corporation to elect to settle all or part of its obligations arising out of the exercise of the Stock Appreciation Rights in cash pursuant to Section 6.6 hereof, deliver to the recipient an amount in cash equal to the Market Price, as of the date of exercise, of the shares of Common Stock it would otherwise be obligated to deliver.

                  6.6 CASH SETTLEMENT. The Board, in its sole discretion, may cause the Corporation to settle all or any part of its obligation arising out of the exercise of Stock Appreciation Rights by the payment of cash in lieu of all or part of the shares of Common Stock it would otherwise be obligated to deliver in an amount equal to the Market Price of such shares on the date of exercise.

      ARTICLE 7 NONTRANSFERABILITY OF OPTIONS AND STOCK APPRECIATION RIGHTS

                  No Option or Stock Appreciation Rights may be transferred, assigned, pledged or hypothecated (whether by operation of law or otherwise), except as provided by will or the applicable laws of descent and distribution, and no Option or Stock Appreciation Rights shall be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of an Option or Stock Appreciation Rights not specifically permitted herein shall be null and void and without effect. An Option or Stock Appreciation Rights may be exercised by the recipient only during his or her lifetime, or following his or her death pursuant to Section
8.3 hereof.

                  Notwithstanding anything to the contrary in the preceding paragraph, the Committee may, in its sole discretion, cause the written agreement relating to any Non-qualified Stock Options or Stock Appreciation Rights granted hereunder to provide that the recipient of such Non-qualified Stock Options or Stock Appreciation Rights may transfer any of such Non-qualified Stock Options or Stock Appreciation Rights other than by will or the laws of descent and distribution in any manner authorized under applicable law.

                 ARTICLE 8 EFFECT OF TERMINATION OF EMPLOYMENT,
               DISABILITY, RETIREMENT, DEATH OR CHANGE IN CONTROL

                  8.1 GENERAL RULE. Except as expressly provided in the written agreement relating to any Option or Stock Appreciation Rights or as otherwise expressly determined by the Committee in its sole discretion, in the event that a recipient of Options or Stock Appreciation Rights ceases to be an employee or consultant of the Corporation and its subsidiaries (a "Terminated Person") for any reason other than Cause, Disability, Retirement (as hereinafter defined) or death, any Options or Stock Appreciation Rights which were held by such Person on the date on which he or she ceased to be director, employee or consultant (the "Termination Date") and which were otherwise exercisable on such Date shall expire unless exercised within the period of 30 days following the Termination Date, but in no


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

event after the expiration of the exercise period of such Options or Stock Appreciation Rights. Notwithstanding the foregoing, if the Termination Date occurs prior to the consummation of an initial public offering of the Common Stock (an "IPO"), the Options or Stock Appreciation Rights which were otherwise exercisable on the Termination Date shall expire 90 days after the consummation of the IPO.

                  Except as expressly provided in the written agreement relating to the Options or Stock Appreciation Rights or as otherwise expressly determined by the Committee in its sole discretion, the Board may, in its sole discretion, cause any Option or Stock Appreciation Rights to be forfeited upon an employee's termination of employment or the termination of a consultant's consulting arrangement if the employee or consultant was terminated for Cause. "Cause" shall mean one (or more) of the following reasons: (i) the employee's or consultant's conviction, or plea of guilty or NOLO CONTENDERE to the commission, of a felony, (ii) the employee's or consultant's commission of any fraud, misappropriation or misconduct which causes demonstrable injury to the Corporation or a subsidiary, (iii) an act of dishonesty by the employee or consultant resulting or intended to result, directly or indirectly, in gain or personal enrichment at the expense of the Corporation or a subsidiary, (iv) any breach of the employee's or consultant's fiduciary duties to the Corporation, or
(v) the employee's or consultant's willful failure to perform those duties which the employee or consultant is required to perform as an employee or consultant of the Corporation or a subsidiary; PROVIDED, HOWEVER, that "cause," in the case of an employee or consultant who has an employment or consulting agreement with the Corporation or a subsidiary thereof, shall have the meaning, if any, set forth in such employment or consulting agreement. It shall be within the sole discretion of the Board to determine whether an employee's or consultant's termination was for one of the foregoing reasons, and the decision of the Board shall be final and conclusive.

                  8.2 DISABILITY OR RETIREMENT. Except as expressly provided otherwise in the written agreement relating to any Option or Stock Appreciation Rights granted under the Plan or as otherwise determined by the Board in its sole discretion, in the event of a termination of employment or consulting arrangement of a Terminated Person due to the Disability or Retirement of such Person, any Options or Stock Appreciation Rights which were held by such Person on the Termination Date and which were otherwise exercisable on such Date shall expire unless exercised within the period of 180 days following such Date, but in no event after the expiration date of the exercise period of such Options or Stock Appreciation Rights; PROVIDED, HOWEVER, that any Incentive Stock Option of such Terminated Person shall no longer be treated as an Incentive Stock Option unless exercised within three (3) months of the Termination Date (or within one
(1) year in the case of an employee who is "disabled" within the meaning of
Section 22(e)(3) of the Code). Notwithstanding the foregoing, if the termination of employment or consulting arrangement of a Terminated Person due to the Disability or Retirement occurs prior to the consummation of an IPO, the Options or Stock Appreciation Rights which were otherwise exercisable on the Termination Date shall expire 90 days after the consummation of the IPO.

                  "Disability" shall mean any termination of employment or consulting arrangement with the Corporation or a subsidiary because of a long-term or total disability, as determined by the Committee in its sole discretion. "Retirement" shall mean a termination of employment or consulting arrangement with the Corporation or a subsidiary with the written consent of the Board in its sole discretion. The decision of the Board shall be final and conclusive.


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

                  8.3 DEATH. Except as expressly provided in the written agreement relating to the Options or Stock Appreciation Rights or as otherwise expressly determined by the Board in its sole discretion, in the event of the death of a recipient of Options or Stock Appreciation Rights while an employee or consultant of the Corporation or any subsidiary, any Options or Stock Appreciation Rights which were held by such Person at the date of death and which were otherwise exercisable on such date shall be exercisable by the beneficiary designated by the employee or consultant for such purpose (the "Designated Beneficiary") or if no Designated Beneficiary shall be appointed or if the Designated Beneficiary shall predecease the employee, by the employee's personal representatives, heirs or legatees for a period of one (1) year from the date of death, but in no event later than the expiration date of the exercise period of such Options or Stock Appreciation Rights, at which time such Options or Stock Appreciation Rights shall expire; PROVIDED, HOWEVER, that any Incentive Stock Option of such recipient shall no longer be treated as an Incentive Stock Option unless exercised within three (3) months of the date of the recipient's death. Notwithstanding the forgoing, if the death of a recipient of an option occurs prior to the consummation of an IPO, the Options or Stock Appreciation Rights which were otherwise exercisable on the Termination Date shall expire 90 days after the consummation of the IPO.

                  In the event of the death of a Terminated Person following a termination of employment due to Disability or Retirement, any Options or Stock Appreciation Rights which were held by such Person on the Termination Date and which were exercisable on such Date shall be exercisable by such recipient's Designated Beneficiary, or if no Designated Beneficiary shall be appointed or if the Designated Beneficiary shall predecease such recipient, by such recipient's personal representatives, heirs or legatees for a period of one (1) year from the date of death but in no event later than the expiration date of the exercise period of such Options or Stock Appreciation Rights, at which time such Options or Stock Appreciation Rights shall expire; PROVIDED, HOWEVER, that any Incentive Stock Option of such Terminated Person shall no longer be treated as an Incentive Stock Option unless exercised within three (3) months of the date of such Termination Date (or within one (1) year in the case of an employee who is "disabled" within the meaning of Section 22(e)(3) of the Code).

                  8.4 CHANGE IN CONTROL. Except as expressly provided otherwise in the written agreement relating to any Option or Stock Appreciation Rights granted under the Plan, if there should be a Change in Control of the Corporation, the Corporation shall give each holder of an Option or Stock Appreciation Right who has been employed by the Corporation for the twelve month period preceding the Change of Control written notice of such Change in Control as promptly as practicable prior to the effective date thereof and any outstanding Options or Stock Appreciation Rights held by such holders shall become immediately exercisable. For purposes hereof, a "Change in Control" shall mean (i) the acquisition by any person, firm, entity or group (as such term is used or defined in Section 13(d) of the 1934 Act), which is not as of the date hereof a shareholder of the corporation, of 50% or more of the Common Stock,
(ii) other than the merger effected in connection with the investment in the Corporation by Princes Gate Investors II, L.P., if the Corporation merges or consolidates with another entity and the Corporation is not the surviving entity, or (iii) a sale by the Corporation of all or substantially all of its assets.

                  8.5 TERMINATION OF UNVESTED OPTIONS. All Options and Stock Appreciation Rights which were not exercisable by a Terminated Person as of the Termination Date of such Terminated Person shall terminate as of such Date, except as expressly provided in the written agreement relating to the Options or Stock Appreciation Rights or as otherwise expressly determined by the Board in its sole discretion. Options and Stock Appreciation Rights shall not be affected by any change of employment so long as the recipient continues to be employed by either the Corporation or a subsidiary.

                           ARTICLE 9 RESTRICTED SHARES

                  9.1 GRANT OR SALE OF RESTRICTED SHARES. The Committee may from time to time cause the Corporation to grant or to sell Restricted Shares under the Plan to employees and consultants, subject to such restrictions, conditions and other terms as the Committee may determine. The purchase price, if any, for Restricted Shares shall be determined by the Board in its sole discretion.

                  9.2 RESTRICTIONS. At the time a grant of Restricted Shares is made, the Board shall establish a period over which such Restricted Shares will vest (the "Restricted Period"). Each grant of Restricted Shares may be subject to a different Restricted Period. The Board may, in its sole discretion, at the time a grant is made prescribe restrictions in addition to or other than the expiration of the Restricted Period, including the satisfaction of corporate or individual performance objectives, which shall be applicable to all or any portion of the Restricted Shares. The Board may also, in its sole discretion, at any time shorten or terminate the Restricted Period or waive any other restrictions applicable to all or a portion of such Restricted Shares. None of the Restricted Shares may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Restricted Period or prior to the satisfaction of any other restrictions prescribed by the Board with respect to such Restricted Shares.

                  9.3 RESTRICTED STOCK CERTIFICATES. The Corporation shall issue, in the name of each director, employee or consultant to whom Restricted Shares have been granted or sold, stock certificates representing the total number of Restricted Shares granted or sold to the employee or consultant, as soon as reasonably practicable after the grant or sale. The Corporation, at the direction of the Board, shall hold such certificates, properly endorsed for transfer, for the employee's or consultant's benefit until such time as the Restricted Shares are forfeited to or repurchased by the Corporation or the restrictions lapse.

                  9.4 RIGHTS OF HOLDERS OF RESTRICTED SHARES. Holders of Restricted Shares shall have the right to vote such shares and the right to receive any cash dividends with respect to such shares. All distributions, if any, received by an employee or consultant with respect to Restricted Shares as a result of any stock split, stock distribution, a combination of shares, or other similar transaction shall be subject to the restrictions of this Article 9.

                  9.5 FORFEITURE; REPURCHASE. Except as expressly provided in the written agreement relating to the Options or Stock Appreciation Rights or as otherwise expressly determined by the Board in its sole discretion, any Restricted Shares held by a director, employee or consultant pursuant to the Plan shall be forfeited or subject to repurchase by the Corporation at a price equal to the original price paid therefor by the employee or consultant upon the termination of his or her employment or consulting arrangement of the consultant with the Corporation or its subsidiaries, as the case may be, prior to the expiration or termination of the Restricted Period and the satisfaction of any other conditions applicable to such Restricted Shares. Upon any such forfeiture or repurchase, the

Restricted Shares shall be retained in the treasury of the Corporation and available for subsequent awards under the Plan, unless the Board directs that such Restricted Shares be cancelled.

                  9.6 DELIVERY OF RESTRICTED SHARES. Upon the expiration or termination of the Restricted Period applicable to any Restricted Shares and the satisfaction of any other conditions prescribed by the Board that are applicable to such Shares, the restrictions applicable to the Restricted Shares shall lapse and a stock certificate for the number of Restricted Shares with respect to which the restrictions have lapsed shall be delivered, free of all such restrictions, to the director, employee, consultant, beneficiary or estate, as the case may be.

                         ARTICLE 10 UNRESTRICTED SHARES

                  10.1 GRANT OR SALE OF UNRESTRICTED SHARES. The Board may cause the Corporation to grant or to sell Unrestricted Shares to employees and consultants at such time or times, in such amounts and for such reasons as the Board, in its sole discretion, shall determine. The purchase price, if any, for Unrestricted Shares shall be determined by the Board in its sole discretion.

                  10.2 DELIVERY OF UNRESTRICTED SHARES. The Corporation shall issue, in the name of each director, employee or consultant to whom Unrestricted Shares have been granted or sold, stock certificates representing the total number of Unrestricted Shares granted or sold to the employee or consultant, and shall deliver such certificates to the director, employee or consultant as soon as reasonably practicable after the date of grant or sale or on such later date as the Board shall determine at the time of grant or sale.

                         ARTICLE 11 TAX OFFSET PAYMENTS

                  The Board shall have the authority at the time of any award under the Plan or anytime thereafter to make Tax Offset Payments to assist employees in paying income taxes incurred as a result of their participation in the Plan. The Tax Offset Payments shall be determined by applying a percentage established by the Board to all or a portion (as the Board shall determine) of the taxable income recognizable by an employee upon (i) the exercise of Non-qualified Stock Options or Stock Appreciation Rights, (ii) the disposition of shares received upon exercise of Incentive Stock Options, (iii) the lapse of restrictions on Restricted Shares or (iv) the award or sale of Unrestricted Shares. The percentage shall be established, from time to time, by the Board at that rate which the Board, in its sole discretion, determines to be appropriate and in the best interests of the Corporation to assist employees in paying income taxes incurred as a result of the events described in the preceding sentence. Tax Offset Payments shall be subject to the restrictions on transferability applicable to Options and Stock Appreciation Rights under
Article 7.

              ARTICLE 12 ADJUSTMENT UPON CHANGES IN CAPITALIZATION

                  Notwithstanding any other provision of the Plan, the Board may: (i) at any time, make or provide for such adjustments to the Plan or to the number and class of shares available thereunder or (ii) at the time of grant of any Options, Stock Appreciation Rights or Restricted Shares, provide for such adjustments to such Options, Stock Appreciation Rights or Restricted Shares, in each case as the Board shall deem appropriate to prevent dilution or enlargement of rights, including, without limitation, adjustments in the event of stock dividends, stock splits, recapitalizations, mergers, consolidations, combinations or exchanges of shares, separations, spin-offs, reorganizations, liquidations and the like.

                      ARTICLE 13 AMENDMENT AND TERMINATION

                  The Board may suspend, terminate, modify or amend the Plan, provided that any amendment that would (i) materially increase the aggregate number of shares which may be issued under the Plan, (ii) materially increase the benefits accruing to employees under the Plan, or (iii) materially modify the requirements as to eligibility for participation in the Plan, shall be subject to the approval of the Corporation's stockholders, except that any such increase or modification that may result from adjustments authorized by Article 12 hereof shall not require such stockholder approval. If the Plan is terminated, the terms of the Plan shall, notwithstanding such termination, continue to apply to awards granted prior to such termination. No suspension, termination, modification or amendment of the Plan may, without the consent of the employee or consultant to whom an award shall theretofore have been granted, adversely affect the rights of such employee or consultant under such award.

                          ARTICLE 14 WRITTEN AGREEMENT

                  Each award of Options, Stock Appreciation Rights, Restricted Shares, Unrestricted Shares and Tax Offset Payments shall be evidenced by a written agreement containing such restrictions, terms and conditions, if any, as the Board may require. In the event of any conflict between a written agreement and the Plan, the terms of the Plan shall govern.

                       ARTICLE 15 MISCELLANEOUS PROVISIONS

                  15.1 TAX WITHHOLDING. The Corporation shall have the right to require employees or their beneficiaries or legal representatives to remit to the Corporation an amount sufficient to satisfy Federal, state and local withholding tax requirements, or to deduct from all payments under the Plan, including Tax Offset Payments, amounts sufficient to satisfy all withholding tax requirements. Whenever payments under the Plan are to be made to an employee in cash, such payments shall be net of any amounts sufficient to satisfy all Federal, state and local withholding tax requirements. The Board may, in its sole discretion, permit an employee to satisfy his or her tax withholding obligation either by (i) surrendering shares owned by the employee or (ii) having the Corporation withhold from shares otherwise deliverable to the employee. Shares surrendered or withheld shall be valued at their Market Price as of the date on which income is required to be recognized for income tax purposes.

                  15.2 COMPLIANCE WITH SECTION 16(B). In the case of employees who are or may be subject to Section 16 of the 1934 Act, it is the intent of the Corporation that the Plan, any award granted hereunder and any other transaction contemplated by the Plan satisfy and be interpreted in a manner that satisfies the applicable requirements of Rule 16b-3 so that such persons will be entitled to the benefits of Rule 16b-3 or other exemptive rules under Section 16 of the 1934 Act and will not be subjected to liability thereunder. If any provision of the Plan, any award or any other transaction contemplated by the Plan would otherwise conflict with the intent expressed herein, that provision, to the extent possible, shall be interpreted and deemed amended so as to avoid such conflict. To the extent of any remaining irreconcilable conflict with such intent, such provision shall be deemed void as applicable to directors or employees who are or may be subject to Section 16 of the 1934 Act.

                  15.3 SUCCESSORS. The obligations of the Corporation under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Corporation, or upon any successor corporation or organization succeeding to all or substantially all of the assets and business of the Corporation. In the event of any of the foregoing, the Board may, in its discretion prior to the consummation of the transaction and subject to Article 13 hereof, cancel, offer to purchase, exchange, adjust or modify any outstanding awards, at such time and in such manner as the Board deems appropriate and in accordance with applicable law.

                  15.4 GENERAL CREDITOR STATUS. Directors, employees and consultants shall have no right, title, or interest whatsoever in or to any investments which the Corporation may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Corporation and any director, employee, consultant, beneficiary or legal representative of such person. To the extent that any person acquires a right to receive payments from the Corporation under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Corporation. All payments to be made hereunder shall be paid from the general funds of the Corporation and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan.

                  15.5 NO RIGHT TO EMPLOYMENT. Nothing in the Plan or in any written agreement entered into pursuant to Article 14 hereof, nor the grant of any award, shall confer upon any employee any right to continue in the employ of the Corporation or a subsidiary or to be entitled to any remuneration or benefits not set forth in the Plan or such written agreement or interfere with or limit the right of the Corporation or a subsidiary to modify the terms of or terminate such employee's employment at any time. The preceding sentence shall be equally applicable with respect to directors or consultants of the Corporation or a subsidiary.

                  15.6 NOTICES. Notices required or permitted to be made under the Plan shall be sufficiently made if personally delivered or sent by regular mail addressed (a) to the director, employee or consultant at the person's address as set forth in the books and records of the Corporation or its subsidiaries, or (b) to the Corporation at the principal office of the Corporation clearly marked "Attention: Chief Financial Officer."

                  15.7 SEVERABILITY. In the event that any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

                  15.8 GOVERNING LAW. To the extent not preempted by Federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of New York.


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